Exhibit 99.1

[SPHERION LOGO]

Investor Contact:	Teri Miller 954-308-8216 terilmiller@spherion.com

FOR IMMEDIATE RELEASE

Spherion Stock Activity October 1, 2002

FT.     LAUDERDALE, FL., October 1, 2002 — Spherion Corporation (NYSE:SFN) stated that the Company has no information regarding today’s stock activity.

The Company remains comfortable with management’s previously issued guidance of earnings per share from continuing operations of between ($0.01) and $0.04 for the third quarter 2002.

The Company will release its financial results for the third quarter ended September 27, 2002, after market close on October 30, 2002.

Spherion Corporation provides Recruitment, Technology and Outsourcing services. Founded in 1946, with operations in North America, Europe and Asia/Pacific, Spherion helps companies efficiently plan, acquire and optimize talent to improve their bottom line. Visit the Company’s Web site at www.spherion.com.

This release contains statements that are forward looking in nature and, accordingly, are subject to risks and uncertainties. Factors that could cause future results to differ from current expectations include risks associated with: Competition-our business operates in highly competitive markets with low barriers to entry; Economic conditions-a significant economic downturn could result in our clients using fewer temporary employees or the loss of a significant client; Changing market conditions-our business is dependent upon the availability of qualified personnel; Corporate strategy-we may not achieve the intended effect of our Business Transformation Strategy; Litigation-we are a defendant in a variety of litigation and other actions from time to time and we may be exposed to employment–related claims and costs; Other-government regulation may increase our costs; business risks associated with international operations could make those operations more costly; our liquidity may be affected if we are not able to renegotiate our Revolving Loan Facility; failure or inability to complete our outsourcing projects could result in damage to our reputation and give rise to legal claims, and certain contracts contain termination provisions and pricing risks. These and additional factors discussed in this release and in Spherion’s filings with the Securities and Exchange Commission could cause the Company’s actual results to differ materially from any projections contained in this release.